Exhibit 99.2

See Item 8.01 of the accompanying Current Report on Form 8-K for a discussion of the facts surrounding, rationale for and other matters involving the following disclosure. The following information replaces Item 1 Financial Statements previously filed in the Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 for Choice Hotels International, Inc. All other portions of such Quarterly Report on Form 10-Q are unchanged.

PART I. FINANCIAL INFORMATION

ITEM 1.	FINANCIAL STATEMENTS

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended March 31,
	2010	2009
REVENUES:
Royalty fees	$41,021	$43,441
Initial franchise and relicensing fees	1,912	2,649
Procurement services	3,245	3,390
Marketing and reservation	58,840	62,042
Hotel operations	867	1,118
Other	1,536	1,518

Total revenues	107,421	114,158

OPERATING EXPENSES:
Selling, general and administrative	21,816	21,461
Depreciation and amortization	2,172	2,115
Marketing and reservation	58,840	62,042
Hotel operations	756	785

Total operating expenses	83,584	86,403

Operating income	23,837	27,755

OTHER INCOME AND EXPENSES, NET:
Interest expense	621	1,540
Interest and other investment (income) loss	(1,077)	832
Equity in net income of affiliates	(353)	(218)

Total other income and expenses, net	(809)	2,154

Income before income taxes	24,646	25,601
Income taxes	8,853	9,293

Net income	$15,793	$16,308

Weighted average shares outstanding-basic	59,514	60,532

Weighted average shares outstanding-diluted	59,600	60,851

Basic earnings per share	$0.27	$0.27

Diluted earnings per share	$0.26	$0.27

Cash dividends declared per share	$0.185	$0.185

The accompanying notes are an integral part of these consolidated financial statements.

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	March 31, 2010	December 31, 2009
ASSETS

Current assets
Cash and cash equivalents	$65,593	$67,870
Receivables (net of allowance for doubtful accounts of $7,170 and $6,886, respectively)	41,642	41,898
Deferred income taxes	7,980	7,980
Other current assets	17,081	10,114

Total current assets	132,296	127,862
Property and equipment, at cost, net	45,159	43,627
Goodwill	66,040	65,813
Franchise rights and other identifiable intangibles, net	23,755	24,559
Receivable – marketing and reservation fees	47,484	33,872
Investments, employee benefit plans, at fair value	22,319	20,931
Deferred income taxes	14,238	14,143
Other assets	9,349	9,230

Total assets	$360,640	$340,037

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Current liabilities
Accounts payable	$37,287	$33,859
Accrued expenses	26,506	37,074
Deferred revenue	60,934	51,765
Income taxes payable	10,821	6,310
Deferred compensation and retirement plan obligations	3,086	2,798

Total current liabilities	138,634	131,806

Long-term debt	293,900	277,700
Deferred compensation and retirement plan obligations	33,865	34,956
Other liabilities	9,195	9,787

Total liabilities	475,594	454,249

Commitments and Contingencies

SHAREHOLDERS’ DEFICIT
Common stock, $0.01 par value, 160,000,000 shares authorized; 95,345,362 shares issued at March 31, 2010 and December 31, 2009 and 59,558,393 and 59,541,106 shares outstanding at March 31, 2010 and December 31, 2009, respectively	596	595
Additional paid-in capital	87,005	90,731
Accumulated other comprehensive income	339	333
Treasury stock (35,786,969 and 35,804,256 shares at March 31, 2010 and December 31, 2009, respectively), at cost	(872,147)	(870,302)
Retained earnings	669,253	664,431

Total shareholders’ deficit	(114,954)	(114,212)

Total liabilities and shareholders’ deficit	$360,640	$340,037

The accompanying notes are an integral part of these consolidated financial statements.

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED, IN THOUSANDS)

	Three Months Ended March 31
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$15,793	$16,308
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,172	2,115
Provision for bad debts	856	350
Non-cash stock compensation and other charges	2,670	2,406
Non-cash interest and other (income) loss	(987)	949
Dividends received from equity method investments	—	166
Equity in net income of affiliates	(353)	(218)
Changes in assets and liabilities, net of acquisitions:
Receivables	(435)	4,455
Receivable – marketing and reservation fees, net	(10,909)	(10,370)
Accounts payable	3,294	(9,095)
Accrued expenses	(10,611)	(8,708)
Income taxes payable/receivable	4,667	8,321
Deferred income taxes	(65)	—
Deferred revenue	9,138	8,964
Other assets	(6,898)	456
Other liabilities	(1,352)	(5,643)

Net cash provided by operating activities	6,980	10,456

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in property and equipment	(4,558)	(2,068)
Acquisitions, net of cash acquired	(466)	—
Issuance of notes receivable	(534)	(948)
Collections of notes receivable	10	2
Purchases of investments, employee benefit plans	(1,104)	(2,003)
Proceeds from sale of investments, employee benefit plans	522	1,149
Other items, net	(124)	(74)

Net cash used in investing activities	(6,254)	(3,942)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings pursuant to revolving credit facility	16,200	25,400
Purchase of treasury stock	(8,936)	(19,308)
Excess tax benefits from stock-based compensation	49	694
Dividends paid	(10,945)	(11,157)
Proceeds from exercise of stock options	648	2,711

Net cash used in financing activities	(2,984)	(1,660)

Net change in cash and cash equivalents	(2,258)	4,854
Effect of foreign exchange rate changes on cash and cash equivalents	(19)	(139)
Cash and cash equivalents at beginning of period	67,870	52,680

Cash and cash equivalents at end of period	$65,593	$57,395

Supplemental disclosure of cash flow information:
Cash payments during the period for:
Income taxes, net of refunds	$3,748	$230
Interest	$646	$1,893
Non-cash financing activities:
Declaration of dividends	$10,971	$11,167
Issuance of restricted shares of common stock	$8,163	$5,984
Issuance of performance vested restricted stock units	$256	$461
Issuance of treasury stock to employee stock purchase plan	$151	$161

The accompanying notes are an integral part of these consolidated financial statements.

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. Company Information and Significant Accounting Policies

The accompanying unaudited consolidated financial statements of Choice Hotels International, Inc. and subsidiaries (together the “Company”) have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). In the opinion of management, all adjustments (which include any normal recurring adjustments) considered necessary for a fair presentation have been included. Certain information and footnote disclosures normally included in financial statements presented in accordance with accounting principles generally accepted in the United States of America have been omitted. The year end balance sheet information was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America. The Company believes the disclosures made are adequate to make the information presented not misleading. The consolidated financial statements should be read in conjunction with the consolidated financial statements for the year ended December 31, 2009 and notes thereto included in the Company’s Form 10-K, filed with the SEC on March 1, 2010 (the “10-K”). Interim results are not necessarily indicative of the entire year results because of seasonal variations. All intercompany transactions and balances between Choice Hotels International, Inc. and its subsidiaries have been eliminated in consolidation.

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with a maturity of three months or less at the date of purchase to be cash equivalents. As of March 31, 2010 and December 31, 2009, $1.9 million and $6.4 million, respectively, of book overdrafts representing outstanding checks in excess of funds on deposit are included in accounts payable in the accompanying consolidated balance sheets.

The Company maintains cash balances in domestic banks, which at times, may exceed the limits of amounts insured by the Federal Deposit Insurance Corporation. In addition, the Company also maintains cash balances in international banks which do not provide deposit insurance.

Recently Adopted Accounting Guidance

In June 2009, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 167, “Amendments to FASB Interpretation No. 46(R)”, or Accounting Standards Update No. 2009-17, now included in FASB ASC 810-10, “Consolidation”, which amends FASB Interpretation No. 46 (revised December 2003) to address the elimination of the concept of a QSPE. This guidance replaces the quantitative-based risks and rewards calculation for determining which enterprise has a controlling financial interest in a variable interest entity with an approach focused on identifying which enterprise has the power to direct the activities of a variable interest entity and the obligation to absorb losses of the entity or the right to receive benefits from the entity. Additionally, this guidance provides more timely and useful information about an enterprise’s involvement with a variable interest entity. The Company adopted this guidance on January 1, 2010. The adoption of these provisions did not have an impact on our consolidated financial statements.

2. Notes Receivable

	March 31, 2010	December 31, 2009
	(In thousands)
Forgivable notes receivable	$7,128	$7,432
Mezzanine and other notes receivables	12,572	12,345

	19,700	19,777
Loan reserves	(9,491)	(9,531)

Total	$10,209	$10,246

Current portion, net	$2,454	$2,378
Long-term portion, net	7,755	7,868

Total	$10,209	$10,246

The Company classifies notes receivable due within one year as current assets and notes receivable with a maturity greater than one year as other assets in the Company’s consolidated balance sheets.

Forgivable Notes Receivable

From time to time, the Company provides financing to franchisees for property improvements and other purposes in the form of forgivable promissory notes. The terms of the notes range from 3 to 10 years, bearing market interest rates, and are forgiven and amortized over that time period if the franchisee remains in the system in good standing. As of March 31, 2010 and December 31, 2009, the unamortized balance of these notes totaled $7.1 million and $7.4 million, respectively. The Company recorded an allowance for credit losses on these forgivable notes receivable of $0.7 million at both March 31, 2010 and December 31, 2009. Amortization expense included in the accompanying consolidated statements of income related to the notes was $0.5 million for both the three months ended March 31, 2010 and March 31, 2009. At March 31, 2010, the Company had commitments to extend an additional $5.2 million in forgivable notes receivable provided certain commitments are met by its franchisees.

Mezzanine and Other Notes Receivable

The Company has provided financing to franchisees in support of the development of Cambria Suites properties. These notes include non-interest bearing receivables as well as notes bearing market interest and are due upon maturity. Interest income associated with these notes receivable is reflected in the accompanying consolidated statements of income under the caption interest and other investment (income) loss. The Company does not accrue interest on notes receivable that are impaired. At March 31, 2010, notes receivable advanced totaled $12.6 million of which $10.8 million was determined to be impaired at March 31, 2010. The Company has recorded an $8.6 million allowance for credit losses on these impaired loans at both March 31, 2010 and December 31, 2009. In addition, at both March 31, 2010 and December 31, 2009, the Company had provided loan reserves on non-impaired loans totaling $0.2 million. The Company records bad debt expense in SG&A expenses in the accompanying consolidated statements of income.

3. Receivable – Marketing and Reservation Fees

As of March 31, 2010 and December 31, 2009, the Company’s balance sheet includes a receivable of $25.2 million and $19.2 million, respectively from cumulative marketing expenses incurred in excess of cumulative marketing fee revenues earned. The reservation fees receivable related to cumulative reservation expenses incurred in excess of cumulative reservation fee revenues earned was $22.3 million and $14.7 million at March 31, 2010 and December 31, 2009, respectively. Depreciation and amortization expense attributable to marketing and reservation activities was $2.7 million and $2.4 million for the three months ended March 31, 2010 and 2009, respectively. Interest expense attributable to reservation activities was approximately $0.1 million for both the three months ended March 31, 2010 and 2009.

4. Deferred Revenue

Deferred revenue consists of the following:

	March 31, 2010	December 31, 2009
	(In thousands)
Loyalty programs	$51,372	$47,832
Initial, relicensing and franchise fees	3,109	2,160
Procurement service fees	1,841	884
Other	4,612	889

Total	$60,934	$51,765

5. Debt

On June 16, 2006, the Company entered into a $350 million senior unsecured revolving credit agreement (the “Revolver”), with a syndicate of lenders. The Revolver allows the Company to borrow, repay and reborrow revolving loans up to $350 million (which includes swingline loans for up to $20 million and standby letters of credit of up to $30 million) until the scheduled maturity date of June 16, 2011. The Company has the ability to request an increase in available borrowings under the Revolver by an additional amount of up to $150 million by obtaining the agreement of the existing lenders to increase their lending commitments or by adding additional lenders. The rate of interest generally applicable for revolving loans under the Revolver is, at the Company’s option, equal to either (i) the greater of the prime rate or the federal funds effective rate plus 50 basis points, or (ii) an adjusted LIBOR rate plus a margin between 22 and 70 basis points based on the Company’s credit rating. The Revolver requires the Company to pay a quarterly facility fee, based upon the credit rating of the Company, at a rate between 8 and 17 1/2 basis points, on the full amount of the commitment (regardless of usage). The Revolver also requires the payment of a quarterly usage fee, based upon the credit rating of the Company, at a rate between 10 and 12 1/2 basis points, on the amount outstanding under the commitment, excluding swingline loans, at all times when the amount borrowed under the Revolver exceeds 50% of the total commitment. The Revolver includes customary financial and other covenants that require the maintenance of certain ratios including maximum leverage and interest coverage. The Revolver also restricts the Company’s ability to make certain investments, incur certain debt, and dispose of assets, among other restrictions. As of March 31, 2010, the Company had $293.9 million of revolving loans outstanding pursuant to the Revolver and the Company was in compliance with all covenants.

The Company has a line of credit with a bank through August 31, 2010 providing up to an aggregate of $5 million of borrowings, which is due upon demand. Borrowings under the line of credit bear interest at the lender’s sole option at either of the following rates (i) prime rate or (ii) LIBOR rate plus 0.80% per annum; due monthly and upon demand for final payment. As of March 31, 2010, no amounts were outstanding pursuant to this line of credit.

As of March 31, 2010, total debt outstanding for the Company was $293.9 million. No outstanding debt amounts at March 31, 2010 were scheduled to mature during the twelve months ending March 31, 2011.

6. Acquisition of Choice Hospitality (India) Ltd.

In the first quarter of 2010, the Company acquired the remaining 60% ownership interest in one of the Company’s master franchisees, Choice Hospitality (India) Ltd. (“CHN”), which conducts franchising operations in the Republics of India, Sri Lanka, Maldives and the Kingdom of Nepal for $0.6 million and began including the results of its operations in the Company’s financial statements on January 8, 2010. Prior to the acquisition, the Company owned 40% of the outstanding common stock of CHN with the remaining 60% of the outstanding stock owned by unrelated parties. The Company allocated the purchase price based on management’s assessment of the fair value of assets acquired and liabilities assumed as of January 8, 2010. The Company allocated $0.3 million of the excess of the total purchase price over net tangible assets to franchise rights and the remaining $0.2 million to goodwill. The franchise rights are being amortized over their estimated useful life of 8 years. The pro forma results of operations as if this entity had been combined at the beginning of 2010 and 2009 would not be materially different from the Company’s reported results for those periods.

7. Pension Plan

The Company sponsors an unfunded non-qualified defined benefit plan (“SERP”) for certain senior executives. No assets are held with respect to the plan; therefore benefits are funded as paid to participants. For both the three months ended March 31, 2010 and 2009, the Company recorded $0.1 million and $0.3 million, respectively, for the expenses related to the SERP which are included in SG&A expense in the accompanying consolidated statements of income. Benefit payments totaling $0.4 million are currently scheduled to be remitted within the next twelve months.

The following table presents the components of net periodic benefit costs for the three months ended March 31, 2010 and 2009:

	Three Months Ended March 31
(In thousands)	2010	2009
Components of net periodic pension cost:
Service cost	$—	$101
Interest cost	135	148
Amortization:
Prior service cost	—	57

Net periodic pension cost	$135	$306

The 2010 monthly net periodic pension costs are approximately $45,000. The components of projected pension costs for the year ended December 31, 2010 are as follows:

(in thousands)
Components of net periodic pension cost:
Service cost	$—
Interest cost	538
Amortizations:
(Gain)/Loss	—
Prior service cost	—

Net periodic pension cost	$538

The following is a reconciliation of the changes in the projected benefit obligation for the three months ended March 31, 2010:

(in thousands)
Projected benefit obligation, December 31, 2009	$9,176
Service cost	—
Interest cost	135
Benefit payments	(103)

Projected benefit obligation, March 31, 2010	$9,208

The amounts in accumulated other comprehensive income that have not yet been recognized as components of net periodic benefit costs at March 31, 2010 are as follows:

(in thousands)
Transition asset (obligation)	$—
Prior service cost	—
Accumulated gain	93

Total	$93

8. Non-Qualified Retirement, Savings and Investment Plans

The Company sponsors two non-qualified retirement savings and investment plans for certain employees and senior executives. Employee and Company contributions are maintained in separate irrevocable trusts. Legally, the assets of the trusts remain those of the Company; however, access to the trusts’ assets is severely restricted. The trusts’ cannot be revoked by the Company or an acquirer, but the assets are subject to the claims of the Company’s general creditors. The participants do not have the right to assign or transfer contractual rights in the trusts.

In 2002, the Company adopted the Choice Hotels International, Inc. Executive Deferred Compensation Plan (“EDCP”) which became effective January 1, 2003. Under the EDCP, certain executive officers may defer a portion of their salary into an irrevocable trust. A participant may elect an investment return of either the annual yield of the Moody’s Average Corporate Bond Rate Yield Index plus 300 basis points, or a return based on a selection of available diversified investment options. Effective January 1, 2010, the Moody’s Average Corporate Bond Rate Yield Index plus 300 basis points is no longer an investment option for salary deferrals made on compensation earned after December 31, 2009. As of March 31, 2010 and December 31, 2009, the Company recorded a deferred compensation liability of $16.8 million and $17.6 million, respectively related to these deferrals and credited investment returns. Compensation expense is recorded in SG&A expense on the Company’s consolidated statements of income based on the change in the deferred compensation obligation related to earnings credited to participants as well as changes in the fair value of diversified investments. Compensation expense recorded in SG&A for both the three months ended March 31, 2010 and 2009 were $0.2 million.

The Company has invested the employee salary deferrals in diversified long-term investments which are intended to provide investment returns that partially offset the earnings credited to the participants. The diversified investments held in the trusts totaled $12.3 million and $10.9 million as of March 31, 2010 and December 31, 2009, respectively, and are recorded at their fair value, based on quoted market prices. These investments are considered trading securities and therefore, the changes in the fair value of the diversified assets is included in other income and expenses, net in the accompanying statements of income. The Company recorded investment gains (losses) during the three months ended March 31, 2010 and 2009 totaling $0.5 million and ($0.7 million), respectively.

In 1997, the Company adopted the Choice Hotels International, Inc. Nonqualified Retirement Savings and Investment Plan (“Non-Qualified Plan”). The Non-Qualified Plan allows certain employees who do not participate in the EDCP to defer a portion of their salary and invest these amounts in a selection of available diversified investment options. As of March 31, 2010 and December 31, 2009, the Company had recorded a deferred compensation liability of $10.9 million and $11.0 million, respectively related to these deferrals. Compensation expense is recorded in SG&A expense on the Company’s consolidated statements of income based on the change in the deferred compensation obligation related to earnings credited to participants as well as changes in the fair value of diversified investments. The net increase (decrease) in compensation expense recorded in SG&A for the three months ended March 31, 2010 and 2009 was $0.4 million and ($0.3) million, respectively.

The diversified investments held in the trusts were $10.0 million and $10.1 million as of March 31, 2010 and December 31, 2009, respectively, and are recorded at their fair value, based on quoted market prices. These investments are considered trading securities and therefore the changes in the fair value of the diversified assets is included in other income and expenses, net in the accompanying statements of income. The Company recorded investment gains (losses) during the three months ended March 31, 2010 and 2009 of $0.3 million and ($0.2) million, respectively. In addition, the Non-Qualified Plan held shares of the Company’s common stock with a market value of $0.9 million at both March 31, 2010 and December 31, 2009.

The Company is subject to risk from changes in debt and equity prices from our non-qualified retirement savings plan investments in debt securities and common stock. The diversified investments held in the Non-Qualified Plan and EDCP include investments primarily in equity and debt securities, and cash and cash equivalents.

9. Fair Value Measurements

The Company estimates the fair value of our financial instruments utilizing a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The following summarizes the three levels of inputs, as well as the assets that the Company values using those levels of inputs.

Level 1: Quoted prices in active markets for identical assets and liabilities. The Company’s Level 1 assets consist of marketable securities (primarily mutual funds) held in the Company’s EDCP and Non-Qualified Plan deferred compensation plans.

Level 2: Observable inputs, other than quoted prices in active markets for identical assets and liabilities, such as quoted prices for similar assets and liabilities; quoted prices in markets that are not active; or other inputs that are observable. The Company’s Level 2 assets consist of money market funds held in the Company’s EDCP and Non-Qualified Plan deferred compensation plans.

Level 3: Unobservable inputs, supported by little or no market data available, where the reporting entity is required to develop its own assumptions to determine the fair value of the instrument. The Company does not currently have any assets whose fair value was determined using Level 3 inputs.

	Fair Value Measurements at Reporting Date Using
	March 31, 2010	Level 1	Level 2	Level 3
Assets (in thousands)
Investments, employee benefits plans, at fair value	$22,319	$20,155	$2,164	$—

Total Assets	$22,319	$20,155	$2,164	$—

10. Income Taxes

The effective income tax rate 35.9% and 36.3% for the three months ended March 31, 2010 and 2009, respectively, differs from the statutory rate primarily due to foreign income earned, which is taxed at lower rates than statutory federal income tax rates and state income taxes.

As of both March 31, 2010 and December 31, 2009, the Company had $4.2 million of total unrecognized tax benefits of which approximately $2.5 million would affect the effective tax rate if recognized. These unrecognized tax benefits relate principally to state tax positions and stock-based compensation deductions. Estimated interest and penalties related to the underpayment of income taxes are classified as a component of income tax expense in the consolidated statement of income. Accrued interest and penalties included in other liabilities on the Company’s consolidated balance sheet were $0.9 million and $0.8 million at March 31, 2010 and December 31, 2009, respectively. The Company believes it is reasonably possible it will recognize tax benefits of up to $2.1 million within the next twelve months related to the anticipated lapse of applicable statutes of limitations regarding state tax positions and stock-based compensation deductions.

The Company’s uncertain tax positions are related to tax years that remain subject to examination by the relevant tax authorities. The Company and its subsidiaries are subject to U.S. federal income tax as well as income tax of multiple state and foreign jurisdictions. The Company has substantially concluded all U.S. federal income tax matters for years through and including 2005. Substantially all material state and local and foreign income tax matters have been concluded for years through and including 2005. U.S. federal income tax returns for 2006 through 2008 are currently open for examination.

The Company has estimated and accrued for certain tax assessments and the expected resolution of tax contingencies which arise in the course of our business. The ultimate outcome of these tax-related contingencies impact the determination of income tax expense and may not be resolved until several years after the related tax returns have been filed. Predicting the outcome of such tax assessments involves uncertainty and accordingly, actual results could differ from those estimates.

11. Share-Based Compensation and Capital Stock

Stock Options

The Company granted 0.2 million and 0.5 million options to certain employees of the Company at a fair value of $2.5 million and $3.7 million during the three months ended March 31, 2010 and 2009, respectively. The stock options granted by the Company had an exercise price equal to the market price of the Company’s common stock on the date of grant. The fair value of the options granted was estimated on the grant date using the Black-Scholes option-pricing model with the following weighted average assumptions:

	2010 Grants	2009 Grants
Risk-free interest rate	2.18%	1.80%
Expected volatility	41.92%	39.58%
Expected life of stock option	4.4 years	4.4 years
Dividend yield	2.27%	2.75%
Requisite service period	4 years	4 years
Contractual life	7 years	7 years
Weighted average fair value of options granted	$9.98	$7.33

The expected life of the options and volatility are based on historical data and are not necessarily indicative of exercise patterns or actual volatility that may occur. Historical volatility is calculated based on a period that corresponds to the expected life of the stock option. The dividend yield and the risk-free rate of return are calculated on the grant date based on the then current dividend rate and the risk-free rate of return for the period corresponding to the expected life of the stock option. Compensation expense related to the fair value of these awards is recognized straight-line over the requisite service period based on those awards that ultimately vest.

The aggregate intrinsic value of the stock options outstanding and exercisable at March 31, 2010 was $9.4 million and $5.4 million, respectively. The total intrinsic value of options exercised during the three months ended March 31, 2010 and 2009 was $0.8 million and $4.8 million, respectively.

The Company received $0.6 million and $2.7 million in proceeds from the exercise of approximately 0.04 million and 0.3 million employee stock options during the three month periods ended March 31, 2010 and 2009, respectively.

Restricted Stock

The following table is a summary of activity related to restricted stock grants:

	Three Months Ended March 31,
	2010	2009
Restricted share grants	250,390	222,609
Weighted average grant date fair value per share	$32.60	$26.88
Aggregate grant date fair value ($000)	$8,163	$5,984
Restricted shares forfeited	8,194	9,555
Vesting service period of shares granted	3-4 years	4 years
Grant date fair value of shares vested ($000)	$4,406	$2,954

Compensation expense related to the fair value of these awards is recognized straight-line over the requisite service period based on those restricted stock grants that ultimately vest. The fair value of grants is measured by the market price of the Company’s stock on the date of grant. Restricted stock awards generally vest ratably over the service period beginning with the first anniversary of the grant date.

Performance Vested Restricted Stock Units

The Company has granted performance vested restricted stock units (“PVRSU”) to certain employees. The vesting of these stock awards is contingent upon the Company achieving performance targets at the end of specified performance periods and the employees’ continued employment. The performance conditions affect the number of shares that will ultimately vest. The range of possible stock-based award vesting is between 0% and 200% of the initial target. If a minimum of 50% of the performance target is not attained then no awards will vest under the terms of the PVRSU agreements. Compensation expense related to these awards will be recognized over the requisite service period regardless of whether the performance targets have been met based on the Company’s estimate of the achievement of the various performance targets. The Company has currently estimated that between 0% and 100% of the various award targets will be achieved. The fair value is measured by the market price of the Company’s common stock on the date of grant. Compensation expense is recognized ratably over the requisite service period based on those PVRSUs that ultimately vest.

The following table is a summary of activity related to PVRSU grants:

	Three Months Ended March 31,
	2010	2009
Performance vested restricted stock units granted at target	33,517	9,588
Weighted average grant date fair value per share	$32.60	$26.88
Average aggregate grant date fair value ($000)	$1,093	$258
Stock units forfeited	9,650	4,011
Requisite service period	3 years	2 years

During the three months ended March 31, 2010, PVRSU grants totaling 10,880 vested at a fair value of $0.3 million. These PVRSU grants were initially granted at a target of 15,541 units, however, since the Company achieved only 70% of the targeted performance conditions contained in the stock awards granted in prior periods, 4,661 shares out of the initial grant were forfeited. In addition, during the three months ended March 31, 2010, 4,989 units were forfeited since the performance targets of the applicable PVRSU grant were not achieved. During the three months ended March 31, 2009, PVRSU grants totaling 19,761 vested at a fair value of $0.5 million. These PVRSU grants were initially granted at a target of 14,638 units, however, since the Company exceeded targeted performance conditions contained in the stock awards granted in prior periods by 35%, an additional 5,123 shares were earned and issued.

A summary of stock-based award activity as of March 31, 2010 and changes during the three months ended are presented below:

	Three Months Ended March 31, 2010
	Stock Options			Restricted Stock		Performance Vested Restricted Stock Units
	Shares	Weighted Average Exercise Price	Weighted Average Contractual Term	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value
Outstanding at January 1, 2010	1,658,844	$30.05		539,341	$31.68	118,385	$34.58
Granted	248,488	32.60		250,390	32.60	33,517	32.60
Exercised/Vested	(41,553)	15.58		(132,192)	33.33	(10,880)	40.65
Forfeited/Expired	(19,661)	8.57		(8,194)	31.03	(9,650)	36.74

Outstanding at March 31, 2010	1,846,118	$30.95	5.5 years	649,345	$31.71	131,372	$33.42

Options exercisable at March 31, 2010	782,644	$30.35	4.8 years

The components of the Company’s pretax stock-based compensation expense and associated income tax benefits are as follows for the three months ended March 31, 2010 and 2009:

	Three Months Ended March 31,
(in millions)	2010	2009
Stock options	$0.6	$0.5
Restricted stock	1.7	1.6
Performance vested restricted stock units	0.1	0.2

Total	$2.4	$2.3

Income tax benefits	$0.9	$0.9

Dividends

On February 16, 2010, the Company’s board of directors declared a cash dividend of $0.185 per share (or approximately $11.0 million in the aggregate), which was paid on April 16, 2010 to shareholders of record on April 5, 2010.

On February 9, 2009, the Company’s board of directors declared a cash dividend of $0.185 per share (or approximately $11.1 million in the aggregate), which was paid on April 17, 2009 to shareholders of record on April 3, 2009.

Stock Repurchase Program

During the three months ended March 31, 2010 and 2009, the Company purchased 0.2 million and 0.7 million shares of common stock under the share repurchase program at a total cost of $6.9 million and $18.0 million, respectively.

During the three months ended March 31, 2010 and 2009, the Company redeemed 65,133 and 48,968 shares of common stock at a total cost of $2.1 million and $1.3 million, respectively, from employees to satisfy statutory minimum tax requirements from the vesting of restricted stock and PVRSU grants. These redemptions were outside the share repurchase program initiated in June 1998.

12. Comprehensive Income

The differences between net income and comprehensive income are described in the following table.

	Three Months Ended March 31,
(In thousands)	2010	2009
Net income	$15,793	$16,308
Other comprehensive income (loss), net of tax:
Amortization of pension related costs, net of tax
Prior service costs	—	36
Foreign currency translation adjustment, net	6	(259)

Other comprehensive income (loss), net of tax	6	(223)

Comprehensive income	$15,799	$16,085

13. Earnings Per Share

The computation of basic and diluted earnings per common share is as follows:

	Three Months Ended March 31,
(In thousands, except per share amounts)	2010	2009
Computation of Basic Earnings Per Share:
Net income	$15,793	$16,308
Income allocated to participating securities	(157)	(145)

Net income available to common shareholders	$15,636	$16,163

Weighted average common shares outstanding – basic	58,924	59,993

Basic earnings per share	$0.27	$0.27

Computation of Diluted Earnings Per Share:
Net income	$15,793	$16,308
Income allocated to participating securities	(157)	(145)

Net income available to common shareholders	$15,636	$16,163

Weighted average common shares outstanding – basic	58,924	59,993
Diluted effect of stock options and PVRSUs	86	319

Weighted average shares outstanding-diluted	59,010	60,312

Diluted earnings per share	$0.26	$0.27

The Company’s unvested restricted shares contain rights to receive non-forfeitable dividends, and thus are participating securities requiring the two-class method of computing earnings per share (“EPS”). The calculation of EPS for common stock shown above excludes the income attributable to the unvested restricted share awards from the numerator and excludes the dilutive impact of those awards from the denominator.

At March 31, 2010 and 2009, the Company had 1.8 million and 2.1 million outstanding stock options, respectively. Stock options are included in the diluted earnings per share calculation using the treasury stock method and average market prices during the period, unless the stock options would be anti-dilutive. For the three months ended March 31, 2010, the Company excluded 0.7 million of anti-dilutive stock options from the diluted earnings per share calculation. In addition, the Company excluded 1.5 million of anti-dilutive options from the computation for diluted earnings per share for the three months ended March 31, 2009.

PVRSUs are also included in the diluted earnings per share calculation assuming the performance conditions have been met at the reporting date. However, at March 31, 2010 and 2009, PVRSUs totaling 131,372 and 120,420, respectively were excluded from the computation since the performance conditions had not been met.

The following table reconciles the number of shares used in the basic and diluted earnings per share disclosures contained in the consolidated statements of income:

	Three Months Ended March 31,
	2010	2009
Weighted average common shares outstanding	58,924	59,993
Weighted average participating shares outstanding	590	539

Weighted average shares outstanding – basic	59,514	60,532
Effect of dilutive securities:
Employee stock options and PVRSUs	86	319

Weighted average shares outstanding – dilutive	59,600	60,851

14. Reportable Segment Information

The Company has a single reportable segment encompassing its franchising business. Revenues from the franchising business include royalty fees, initial franchise and relicensing fees, marketing and reservation fees, procurement services revenue and other revenue. The Company is obligated under its franchise agreements to provide marketing and reservation services appropriate for the operation of its systems. These services do not represent separate reportable segments as their operations are directly related to the Company’s franchising business. The revenues received from franchisees that are used to pay for part of the Company’s ongoing operations are included in franchising revenues and are offset by the related expenses paid for marketing and reservation activities to calculate franchising operating income. Corporate and other revenue consists of hotel operations. Except as described in Note 3, the Company does not allocate interest income, interest expense or income taxes to its franchising segment.

The following table presents the financial information for the Company’s franchising segment:

	Three Months Ended March 31, 2010			Three Months Ended March 31, 2009
(In thousands)	Franchising	Corporate & Other	Consolidated	Franchising	Corporate & Other	Consolidated
Revenues	$106,554	$867	$107,421	$113,040	$1,118	$114,158
Operating income (loss)	$33,068	$(9,231)	$23,837	$36,497	$(8,742)	$27,755

15. Commitments and Contingencies

The Company is a defendant in a number of lawsuits arising in the ordinary course of business. In the opinion of management and the Company’s legal counsel, the ultimate outcome of any such lawsuit individually will not have a material adverse effect on the Company’s business, financial position, results of operations or cash flows.

The Company has guaranteed $1 million of a bank loan funding a franchisee’s construction of a Cambria Suites in Green Bay, Wisconsin. The Company’s guaranty expires in June 2010. The Company has received personal guarantees from several of the franchisee’s principal owners related to the repayment of any amounts the Company may be required to pay under this guaranty.

In June 2008, the Company guaranteed $1 million of a bank loan funding a franchisee’s construction of a Cambria Suites in Columbus, Ohio. The guaranty will terminate on the earlier of (i) the repayment of all outstanding obligations under the bank loan that it supports (the current initial loan term runs through June 2013), or (ii) when the franchisee achieves certain debt service coverage ratios outlined in the underlying bank loan agreement. The Company has received a pledge of an equity interest in the entity constructing the property as well as personal guarantees from several of the franchisee’s principal owners related to the repayment of any amounts the Company may be required to pay under this guaranty.

In July 2008, the Company guaranteed $1 million of a bank loan funding a franchisee’s construction of a Cambria Suites in Noblesville, Indiana. The guaranty will terminate on the earlier of (i) the repayment of all outstanding obligations under the bank loan that it supports (the current initial loan term runs through September 2011), or (ii) when the franchisee achieves certain debt service coverage ratios outlined in the underlying bank loan agreement. The Company has received a pledge of an equity interest in the entity constructing the property as well as personal guarantees from several of the franchisee’s principal owners related to the repayment of any amounts the Company may be required to pay under this guaranty.

The Company has made commitments to purchase various parcels of real estate to support the development of certain of its brands. Providing certain conditions are met by the seller, the Company expects to acquire these parcels of land for approximately $8.9 million during the year ended December 31, 2010.

In the ordinary course of business, the Company enters into numerous agreements that contain standard indemnities whereby the Company indemnifies another party for breaches of representations and warranties. Such indemnifications are granted under various agreements, including those governing (i) purchases or sales of assets or businesses, (ii) leases of real estate, (iii) licensing of trademarks, (iv) access to credit facilities, (v) issuances of debt or equity securities, and (vi) certain operating agreements. The indemnifications issued are for the benefit of the (i) buyers in sale agreements and sellers in purchase agreements, (ii) landlords in lease contracts, (iii) franchisees in licensing agreements, (iv) financial institutions in credit facility arrangements, (v) underwriters in debt or equity security issuances and (vi) parties under certain operating agreements. In addition, these parties are also generally indemnified against any third party claim resulting from the transaction that is contemplated in the underlying agreement. While some of these indemnities extend only for the duration of the underlying agreement, many survive the expiration of the term of the agreement or extend into perpetuity (unless subject to a legal statute of limitations). There are no specific limitations on the maximum potential amount of future payments that the Company could be required to make under these indemnities, nor is the Company able to develop an estimate of the maximum potential amount of future payments to be made under these indemnifications as the triggering events are not subject to predictability. With respect to certain of the aforementioned indemnities, such as indemnifications of landlords against third party claims for the use of real estate property leased by the Company, the Company maintains insurance coverage that mitigates potential liability.

16. Termination Charges

During the three months ended March 31, 2010, the Company recorded one-time employee termination charges totaling $0.8 million in SG&A and marketing and reservation expenses. These charges related to salary and benefits continuation payments for employees separating from service with the Company. At March 31, 2010, the Company had approximately $0.5 million of these salary and benefits continuation payments remaining to be remitted. The Company also has approximately $3.8 million of benefits remaining to be paid on termination benefits incurred prior to January 1, 2010.

At March 31, 2010 and December 31, 2009, approximately $4.3 million and $5.5 million, respectively, of benefits remained unpaid and are included as current and non-current liabilities in the Company’s consolidated financial statements. At March 31, 2010, the Company expects $3.3 million of these benefits to be paid within the next twelve months.

17. Future Adoption of Accounting Standards

On September 23, 2009, the FASB ratified Emerging Issues Task Force (“EITF”) Issue No. 08-1, “Revenue Arrangements with Multiple Deliverables” (“EITF 08-1”). EITF 08-1 updates the current guidance pertaining to multiple-element revenue arrangements included in ASC Subtopic 605-25, which originated primarily from EITF 00-21, also titled “Revenue Arrangements with Multiple Deliverables.” EITF 08-1 will be effective for annual reporting periods beginning January 1, 2011 for calendar year entities with earlier adoption permitted. The Company is currently evaluating the impact of EITF 08-1 on its financial position, results of operations, cash flows, and disclosures, if any.

18. Subsequent Events

On April 29, 2010, the Company’s board of directors declared a quarterly cash dividend of $0.185 per share of common stock. The dividend is payable on July 16, 2010 to shareholders of record as of July 2, 2010. Based on the Company’s share count at March 31, 2010, the total dividends to be paid is approximately $11.0 million.

On April 20, 2010, the Company entered into a three-year $4.25 million loan agreement with a franchisee. On the loan closing date, the Company advanced $2.1 million to the franchisee and may advance up to an additional $2.2 million under the terms of the agreement. The note bears interest at rates ranging from 8% to 15% per annum and is due upon maturity. The loan is secured by a senior construction mortgage deed on the hotel site, a pledge of 100% of the ownership interests in the franchisee, and joint and several personal guarantees from the principals of the franchise’s ownership.

The Company expects to file a shelf registration statement that registers for sale certain securities of the Company, including guarantees of debt securities (“Guarantees”) by certain subsidiaries of the Company (“Guarantor Subsidiaries”). Under the Securities Act of 1933, the Guarantees are securities and, as a result, the Company is required to disclose financial information of the Guarantor Subsidiaries in accordance with Rule 3-10 of Regulation S-X.

The following tables present condensed consolidating financial information for (a) the parent company, Choice Hotels International, Inc., (Parent); (b) the guarantors, which include substantially all of the domestic 100% owned subsidiaries of the Company (Guarantor Subsidiaries); and (c) the 100% and partially owned foreign subsidiaries of the Company, which will not guarantee the long-term indebtedness (Non-Guarantor Subsidiaries). Separate financial statements of the Guarantor Subsidiaries are not presented because the guarantors are fully and unconditionally, jointly and severally liable under the guarantees, and 100% owned by the Company.

Choice Hotels International, Inc.

Condensed Consolidating Statement of Income

For the Three Months Ended March 31, 2010

(Unaudited, In Thousands)

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
REVENUES:
Royalty fees	$35,852	$24,298	$6,399	$(25,528)	$41,021
Initial franchise and relicensing fees	1,912	—	—	—	1,912
Procurement services	3,245	—	—	—	3,245
Marketing and reservation	47,980	65,123	3,447	(57,710)	58,840
Other items, net	1,424	867	112	—	2,403

Total revenues	90,413	90,288	9,958	(83,238)	107,421

OPERATING EXPENSES:
Selling, general and administrative	21,734	21,855	3,755	(25,528)	21,816
Marketing and reservation	50,203	62,706	3,641	(57,710)	58,840
Other items, net	984	1,745	199	—	2,928

Total operating expenses	72,921	86,306	7,595	(83,238)	83,584

Operating income	17,492	3,982	2,363	—	23,837

OTHER INCOME AND EXPENSES:
Interest expense	704	(84)	1	—	621
Equity in earnings of consolidated subsidiaries	(5,389)	—	—	5,389	—
Other items, net	(61)	(789)	(580)	—	(1,430)

Total other income and expenses, net	(4,746)	(873)	(579)	5,389	(809)

Income before income taxes	22,238	4,855	2,942	(5,389)	24,646
Income taxes	6,445	2,051	357	—	8,853

Net income	$15,793	$2,804	$2,585	$(5,389)	$15,793

Choice Hotels International, Inc.

Condensed Consolidating Statement of Income

For the Three Months Ended March 31, 2009

(Unaudited, In Thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
REVENUES:
Royalty fees	$39,943	$22,598	$4,393	$(23,493)	$43,441
Initial franchise and relicensing fees	2,649	—	—	—	2,649
Procurement services	3,390	—	—	—	3,390
Marketing and reservation	51,390	71,636	3,127	(64,111)	62,042
Other items, net	1,510	1,117	9	—	2,636

Total revenues	98,882	95,351	7,529	(87,604)	114,158

OPERATING EXPENSES:
Selling, general and administrative	18,293	22,325	4,336	(23,493)	21,461
Marketing and reservation	53,953	68,990	3,210	(64,111)	62,042
Other items, net	812	1,907	181	—	2,900

Total operating expenses	73,058	93,222	7,727	(87,604)	86,403

Operating income (loss)	25,824	2,129	(198)	—	27,755

OTHER INCOME AND EXPENSES:
Interest expense	1,675	(88)	(4)	(43)	1,540
Equity in earnings of consolidated subsidiaries	(539)	—	—	539	—
Other items, net	(78)	910	(261)	43	614

Total other income and expenses, net	1,058	822	(265)	539	2,154

Income before income taxes	24,766	1,307	67	(539)	25,601
Income taxes	9,258	532	303	(800)	9,293

Net income (loss)	$15,508	$775	$(236)	$261	$16,308

Choice Hotels International, Inc.

Condensed Consolidating Balance Sheet

As of March 31, 2010

(Unaudited, In Thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS

Cash and cash equivalents	$3,852	$227	$61,514	$—	$65,593
Receivables	32,795	3,168	5,679	—	41,642
Other current assets	15,967	11,419	3,435	(5,760)	25,061

Total current assets	52,614	14,814	70,628	(5,760)	132,296

Property and equipment, at cost, net	17,156	26,578	1,425	—	45,159
Goodwill	60,620	5,193	227	—	66,040
Franchise rights and other indentifiable intangibles, net	15,590	4,416	3,749	—	23,755
Investments, employee benefit plans, at fair value	—	22,319	—	—	22,319
Investment in and advances to affiliates	323,921	181,248	84,101	(589,270)	—
Receivable, marketing and reservation fees	47,484	—	—	—	47,484
Deferred income taxes	—	41,695	206	(27,663)	14,238
Other assets	1,814	6,583	952	—	9,349

Total assets	$519,199	$302,846	$161,288	$(622,693)	$360,640

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Accounts payable	$8,607	$24,449	$4,231	—	$37,287
Accrued expenses	13,153	12,194	1,159	—	26,506
Deferred revenue	5,476	54,762	696	—	60,934
Deferred compensation and retirement plan obligations	—	3,086	—	—	3,086
Income taxes payable	—	14,290	2,291	(5,760)	10,821

Total current liabilities	27,236	108,781	8,377	(5,760)	138,634

Long-term debt	293,900	—	—	—	293,900
Deferred compensation & retirement plan obligations	—	33,859	6	—	33,865
Advances from affiliates	279,109	6,986	85,534	(371,629)	—
Deferred income taxes	27,663	—	—	(27,663)	—
Other liabilities	6,245	2,917	33	—	9,195

Total liabilities	634,153	152,543	93,950	(405,052)	475,594

Total shareholders’ deficit	(114,954)	150,303	67,338	(217,641)	(114,954)

Total liabilities and shareholders’ deficit	$519,199	$302,846	$161,288	$(622,693)	$360,640

Choice Hotels International, Inc.

Condensed Consolidating Balance Sheet

As of December 31, 2009

(In Thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS

Cash and cash equivalents	$4,281	$303	$63,286	—	$67,870
Receivables	33,911	2,947	5,040	—	41,898
Other current assets	21,110	7,484	330	(10,830)	18,094

Total current assets	59,302	10,734	68,656	(10,830)	127,862

Property and equipment, at cost, net	17,660	24,604	1,363	—	43,627
Goodwill	60,620	5,193	—	—	65,813
Franchise rights and other indentifiable intangibles, net	16,448	4,571	3,540	—	24,559
Investments, employee benefit plans, at fair value	—	20,931	—	—	20,931
Investment in and advances to affiliates	315,955	190,007	82,906	(588,868)	—
Receivable, marketing and reservation fees	33,872	—	—	—	33,872
Deferred income taxes	—	41,695	111	(27,663)	14,143
Other assets	1,680	6,958	592	—	9,230

Total assets	$505,537	$304,693	$157,168	$(627,361)	$340,037

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Accounts payable	$5,516	$24,952	$3,391	—	$33,859
Accrued expenses	12,629	23,266	1,179	—	37,074
Deferred revenue	3,854	47,331	580	—	51,765
Deferred compensation and retirement plan obligations	—	2,798	—	—	2,798
Income taxes payable	—	14,272	2,868	(10,830)	6,310

Total current liabilities	21,999	112,619	8,018	(10,830)	131,806

Long-term debt	277,700	—	—	—	277,700
Deferred compensation & retirement plan obligations	—	34,951	5	—	34,956
Advances from affiliates	286,128	6,663	81,968	(374,759)	—
Deferred income taxes	27,663	—	—	(27,663)	—
Other liabilities	6,259	3,528	—	—	9,787

Total liabilities	619,749	157,761	89,991	(413,252)	454,249

Total shareholders’ deficit	(114,212)	146,932	67,177	(214,109)	(114,212)

Total liabilities and shareholders’ deficit	$505,537	$304,693	$157,168	$(627,361)	$340,037

Choice Hotels International, Inc.

Condensed Consolidating Statement of Cash Flows

For the Three Months Ended March 31, 2010

(Unaudited, in Thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net Cash Provided by (Used in) Operating Activities	$4,108	$4,088	$(1,216)	$—	$6,980

Cash Flows From Investing Activities
Investment in property and equipment	(1,167)	(3,320)	(71)	—	(4,558)
Acquisitions, net of cash acquired	—	—	(466)		(466)
Issuance of notes receivable	(213)	(321)	—	—	(534)
Collection of notes receivable	—	10	—	—	10
Purchases of investments, employee benefit plans	—	(1,104)	—	—	(1,104)
Proceeds from sales of investments, employee benefit plans	—	522	—	—	522
Other items, net	(124)	—	—	—	(124)

Net Cash Used in Investing Activities	(1,504)	(4,213)	(537)	—	(6,254)

Cash Flows from Financing Activities
Net borrowings pursuant to revolving credit facility	16,200	—	—	—	16,200
Purchase of treasury stock	(8,936)	—	—	—	(8,936)
Excess tax benefits from stock-based compensation	—	49	—	—	49
Dividends paid	(10,945)	—	—	—	(10,945)
Proceeds from exercise of stock options	648	—	—	—	648

Net Cash (Used in) Provided by Financing Activities	(3,033)	49	—	—	(2,984)

Net change in cash and cash equivalents	(429)	(76)	(1,753)	—	(2,258)
Effect of foreign exchange rate changes on cash and cash equivalents	—	—	(19)	—	(19)
Cash and cash equivalents at beginning of period	4,281	303	63,286	—	67,870

Cash and Cash Equivalents at End of Period	$3,852	$227	$61,514	$—	$65,593

Choice Hotels International, Inc.

Condensed Consolidating Statement of Cash Flows

For the Three Months Ended March 31, 2009

(Unaudited, in Thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net Cash (Used in) Provided by Operating Activities	$(35,639)	$2,919	$43,176	$—	$10,456

Cash Flows From Investing Activities
Investment in property and equipment	(741)	(1,277)	(50)	—	(2,068)
Issuance of notes receivable	(50)	(898)	—	—	(948)
Collection of notes receivable	—	2	—	—	2
Purchases of investments, employee benefit plans	—	(2,003)	—	—	(2,003)
Proceeds from sales of investments, employee benefit plans	—	1,149	—	—	1,149
Other items, net	(140)	77	(11)	—	(74)

Net Cash Used in Investing Activities	(931)	(2,950)	(61)	—	(3,942)

Cash Flows from Financing Activities
Net borrowings pursuant to revolving credit facility	25,400	—	—	—	25,400
Purchase of treasury stock	(19,308)	—	—	—	(19,308)
Excess tax benefits from stock-based compensation	694	—	—	—	694
Dividends paid	(11,157)	—	—	—	(11,157)
Proceeds from exercise of stock options	2,711	—	—	—	2,711

Net Cash Used in Financing Activities	(1,660)	—	—	—	(1,660)

Net change in cash and cash equivalents	(38,230)	(31)	43,115	—	4,854
Effect of foreign exchange rate changes on cash and cash equivalents	—	—	(139)	—	(139)
Cash and cash equivalents at beginning of period	42,734	225	9,721	—	52,680

Cash and Cash Equivalents at End of Period	$4,504	$194	$52,697	$—	$57,395